Exhibit 10.1

MERGER AGREEMENT

dated as of April 3, 2006

by and among

HEALTH BENEFITS DIRECT CORPORATION, a Delaware corporation,

ISG MERGER ACQUISITION CORP., a Delaware corporation,

INSURANCE SPECIALIST GROUP INC., a Florida corporation,

and

IVAN SPINNER

i

(continued)

ii

(continued)

iii

INDEX OF ISG DISCLOSURE SCHEDULES

Section 2.2	Working Capital Adjustment
Section 3.2	Capitalization
Section 3.5	ISG Consents
Section 3.7	Undisclosed Liabilities
Section 3.8	Absence of Certain Changes
Section 3.10	Material Contracts
Section 3.12	Litigation
Section 3.13	Taxes
Section 3.14	Title to Properties
Section 3.15(b)	ISG Intellectual Property
Section 3.15(c)	List of Intellectual Property and Agreements Relating to Intellectual Property
Section 3.15(d)	Third Party Intellectual Property
Section 3.15(k)	ISG Software
Section 3.16	Insurance
Section 3.19	Employee Plans
Section 3.25	Bank Accounts
Section 3.28	Certain Transactions

- iv-

INDEX OF MERGER SUB DISCLOSURE SCHEDULES

Section 1.5	Officers and Directors of Surviving Corporation
Section 4.2	Capitalization
Section 4.4	Health Benefits Consents

-v-

INDEX OF HEALTH BENEFITS DISCLOSURE SCHEDULES

Section 4.2	Capitalization
Section 4.4	Health Benefits Consents

- vi -

INDEX OF EXHIBITS

Exhibit A – Employment Agreement between HBDC II, Inc. and Ivan Spinner

Exhibit B – ISG Counsel Opinion

- vii -

MERGER AGREEMENT

THIS MERGER AGREEMENT (this “Agreement”), dated as of April 3, 2006, is by and among Health Benefits Direct Corporation, a Delaware corporation (“Health Benefits”), ISG Merger Acquisition Corp., a newly-formed Delaware corporation and wholly-owned subsidiary of Health Benefits (“Merger Sub”), Insurance Specialist Group Inc., a Florida corporation (“ISG”), and Ivan Spinner (“Spinner”). Certain capitalized and non-capitalized terms used herein are defined in Section 8.13.

RECITALS

WHEREAS, each of the parties hereto desires Merger Sub to consummate a business combination with ISG in a transaction whereby, upon the terms and subject to the conditions set forth in this Agreement, Merger Sub will merge with and into ISG (the “Merger”), and each outstanding share of common stock, par value $1.00 per share, of ISG (“ISG Common Stock”) will be converted into the right to receive the Merger Consideration, and ISG will be the surviving corporation in the Merger;

WHEREAS, for federal income tax purposes, it is intended that the Merger shall qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”);

WHEREAS, the board of directors of ISG unanimously has determined and resolved that the Merger and all of the Contemplated Transactions are in the best interest of the holders of ISG Capital Stock and that the Merger is fair and advisable, and has approved this Agreement in accordance with the Florida Business Corporation Act, as amended (the “FBCA”), and Spinner, as the sole shareholder of ISG, has adopted this Agreement in accordance with the FBCA;

WHEREAS, the boards of directors of Health Benefits and Merger Sub unanimously have determined and resolved that the Merger and all of the Contemplated Transactions are in the best interest of Merger Sub and have adopted this Agreement in accordance with the Delaware General Corporation Law, as amended (the “DGCL”), and the shareholders of Merger Sub, have adopted this Agreement in accordance with the DGCL; and

WHEREAS, Health Benefits, Merger Sub, ISG and Spinner desire to make certain representations, warranties, covenants and agreements in connection with the Merger as set forth in this Agreement.

NOW, THEREFORE, in consideration of the foregoing premises and the representations, warranties, covenants and agreements herein contained, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

ARTICLE I

THE MERGER

Section 1.1        The Merger. At the Effective Time and upon the terms and subject to the conditions of this Agreement, and in accordance with the applicable provisions of the DGCL and

FBCA, Merger Sub shall be merged with and into ISG. Following the Merger, ISG shall continue as the surviving corporation (the “Surviving Corporation”) under the laws of the State of Florida and will be a wholly-owned subsidiary of Health Benefits, and the separate corporate existence of Merger Sub shall cease. The name of the Surviving Corporation shall be Insurance Specialists Group. The address of the principal office of the Surviving Corporation will be 2200 S.W. 10th Street, Deerfield Beach, Florida 33442.

Section 1.2        Effective Time. Subject to the provisions of this Agreement, the parties hereto will cause a Certificate of Merger (the “Certificate of Merger”) and other appropriate documents to be delivered and properly filed in such form as required by, and executed in accordance with, the relevant provisions of the DGCL and the FBCA, as soon as practicable on the Closing Date. The Merger shall become effective upon the filing of a Certificate of Merger with each of the Secretary of State of the State of Delaware and the Secretary of State of the State of Florida (the “Effective Time”).

Section 1.3        Closing of the Merger. The closing of the Merger (the “Closing”) will take place at the offices of Olshan Grundman Frome Rosenzweig & Wolosky LLP, 65 East 55th Street, New York, New York 10022, upon execution of this Agreement (the “Closing Date”) or at such other time, date or place as agreed to by the parties hereto.

Section 1.4        Effects of the Merger. The Merger shall have the effects set forth in this Agreement, the Certificates of Merger and the applicable provisions of the FBCA and the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all of the properties, rights, privileges, powers and franchises of Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

Section 1.5        Directors and Officers. The directors of the Surviving Corporation shall consist of the persons specified in Section 1.5 of the Merger Sub Disclosure Schedule and shall hold office in accordance with the certificate of incorporation and bylaws of the Surviving Corporation until their successors are duly elected or appointed and qualified or until their earlier death, resignation or removal. The persons specified in Section 1.5 of the Merger Sub Disclosure Schedule shall be the initial officers of the Surviving Corporation and shall hold office in accordance with the certificate of incorporation and bylaws of the Surviving Corporation and their respective employment agreements (if any), until their successors are duly elected or appointed and qualified or until their earlier death, resignation, removal or termination of their respective employment (if applicable).

Section 1.6        Certificate of Incorporation and Bylaws. Effective immediately following the Merger, the certificate of incorporation of ISG, as in effect immediately prior to the Effective Time, shall be the certificate of incorporation of the Surviving Corporation. Effective immediately following the Merger, the bylaws of ISG, as in effect immediately prior to the Effective Time, shall be the bylaws of the Surviving Corporation until amended in accordance with applicable law.

Section 1.7        Tax-Free Treatment of Merger. It is the intention of the parties that the transactions contemplated by this Agreement constitute a tax-free exchange pursuant to

Section 368(a) of the Code. Notwithstanding the foregoing, each of the parties hereby expressly agrees that any tax consequences resulting from the transactions contemplated hereby will be the respective sole obligation of the affected party, unless such adverse tax consequences are exclusively and solely the result of the actions of the other party. Neither party hereto or any representative of either party makes or has made any representation with respect to the tax consequences of the transactions contemplated hereby.

ARTICLE II

CONVERSION OF SECURITIES

Section 2.1        Effect on Capital Stock. At the Effective Time, by virtue of the Merger and automatically without any action on the part of any holder of capital stock of Health Benefits, Merger Sub or ISG, respectively:

(a)          Subject to the adjustments set forth in Section 2.2 below, the outstanding shares of ISG Common Stock shall automatically be converted into and become the right of Spinner to receive, in the aggregate: (i) cash payments equal to $920,000 (the “Cash Consideration”) and (ii) 1,000,000 shares of Health Benefits Common Stock, (the “Equity Consideration” and together with the Cash Consideration, the “Merger Consideration”). The amount of the Cash Consideration shall equal the greatest amount permissible (up to 20% of the Merger Consideration) without jeopardizing the tax-free nature of the transaction pursuant to Section 368 of the Code.

(b)          Each outstanding share of common stock of Merger Sub shall be converted into one fully paid and non-assessable share of common stock of the Surviving Corporation and the stock of the Surviving Corporation issued on that conversion will constitute all of the issued and outstanding shares of capital stock of the Surviving Corporation.

Section 2.2	Working Capital Adjustment.

(a)          ISG and Spinner shall use their best efforts to ensure that at Closing, ISG shall have Closing Date Working Capital of approximately $0, exclusive of $124,000 received by ISG as consideration for the discount medical business sold to Spinner prior to Closing (the “Working Capital Threshold”). Within twenty (20) days after the Closing, Spinner or his representatives shall prepare a statement (the “Closing Date Working Capital Statement”) setting forth the Working Capital of ISG as of the close of business on the Closing Date (the “Closing Date Working Capital”). Except for adjustments set forth on Section 2.2 of the Merger Sub Disclosure Schedule, the Closing Date Working Capital Statement shall (i) fairly and accurately present the Closing Date Working Capital, applied on a basis consistent with the manner in which the Audited Financial Statements were prepared, and (ii) be presented in a manner consistent with the format set forth in the Audited Financial Statements. Spinner shall send to the Surviving Corporation a copy of the Closing Date Working Capital Statement within five (5) days of the completion thereof.

(b)          The Surviving Corporation shall have a period of thirty (30) days after the date on which the Closing Date Working Capital Statement is delivered to such Person (the “Review Period”) to review the Closing Date Working Capital Statement. If the Surviving

Corporation objects to the calculation of the Closing Date Working Capital as set forth on such Closing Date Working Capital Statement, the Surviving Corporation shall so inform Spinner in writing (the “Objection”), on or before the last day of the Review Period, setting forth a specific description of the basis of the Objection and the adjustments to the Closing Date Working Capital Statement which the Surviving Corporation believes should be made. In the event that Spinner does not receive an Objection on or before the last day of the Review Period, the Surviving Corporation shall be deemed to have agreed to the Closing Date Working Capital Statement. Spinner shall have fifteen (15) days after the delivery of the Objection to review and respond to the Objection and the parties shall attempt in good faith to reach an agreement with respect to any matters in dispute. If Spinner and the Surviving Corporation are unable to resolve all of their differences within thirty (30) days after delivery of the Objection to Spinner, they shall refer their remaining differences to a nationally recognized firm of independent public accountants as to which the Surviving Corporation and Spinner shall mutually agree (the “WC Arbiter”). The WC Arbiter shall determine whether or not the Objection is correct and shall finally determine the Closing Date Working Capital. The WC Arbiter’s determination shall be conclusive and binding upon the Surviving Corporation and Spinner, and shall be set forth in a written determination of the WC Arbiter. The non-prevailing party shall pay the fees of the WC Arbiter (unless the WC Arbiter otherwise determines). The Surviving Corporation and Spinner shall make readily available to the WC Arbiter all relevant books and records and any work papers (including those, if any, of its accountants) in its possession relating to the Closing Date Working Capital, and all other items reasonably requested by the WC Arbiter.

(c)          The “Final Working Capital Amount” shall be (i) if no Objection is sent to Spinner prior to the end of the Review Period, the amount of Closing Date Working Capital set forth on the Closing Date Working Capital Statement delivered by the Spinner, (ii) if Objection(s) are made but finally determined among Spinner and the Surviving Corporation prior to referring any such dispute to a WC Arbiter, the amount of Closing Date Working Capital so finally determined among such Persons; and (iii) if any Objection(s) are sent to a WC Arbiter, the amount of Closing Date Working Capital finally determined by such WC Arbiter.

(d)          If the Final Working Capital Amount is less than the Working Capital Threshold, then Spinner shall pay Health Benefits, in cash, within thirty (30) days of the determination of the Final Working Capital Amount, an amount equal to the difference between the Final Working Capital Amount and the Working Capital Threshold.

(e)          If the Final Working Capital Amount is greater than the Working Capital Threshold, then the excess balance shall be distributed to Spinner within thirty (30) days of the determination of the Final Working Capital Amount.

Section 2.3      Exchange Procedures. At the Closing, Spinner shall surrender the certificate(s) representing his shares of ISG Common Stock to Health Benefits and shall promptly upon surrender thereof receive in exchange therefor the Merger Consideration. The certificate(s) of ISG Common Stock so surrendered shall be duly endorsed in blank for transfer or accompanied by separate stock powers duly executed in blank, and upon surrender shall subsequently be cancelled.

Section 2.4	Rights of Spinner.

(a)          At and after the Effective Time, no transfer of ISG Common Stock shall thereafter be made or recognized. Until surrender for exchange in accordance with the provisions of Section 2.3, each certificate theretofore representing shares of ISG Common Stock shall from and after the Effective Time represent for all purposes only the right to receive the Merger Consideration in exchange therefor.

(b)          Spinner shall have the same registration rights and lock-up restrictions regarding the Equity Consideration as the founders of Health Benefits have on their shares of Health Benefits Common Stock, which are described in Health Benefits’ public filings with the SEC.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF ISG AND SPINNER

Except as set forth in ISG’s disclosure schedule provided herewith (the “ISG Disclosure Schedule”), ISG and Spinner, jointly and severally, hereby represent and warrant to Health Benefits and Merger Sub as follows:

Section 3.1        Corporate Organization, Etc. ISG is an S corporation (within the meaning of Sections 1361 and 1362 of the Code) duly organized, validly existing and good standing under the laws of the State of Florida and has all requisite corporate power and authority to conduct its business as it is now being conducted and to own, lease and operate its property and assets, except where the failure to be so organized, existing and in good standing or to have such power or authority will not, in the aggregate, either (i) have a material adverse effect on the business, operations, assets, financial condition or results of operations of ISG or (ii) materially impair the ability of ISG or Spinner to perform any of their obligations under this Agreement (either of such effects, an “ISG Material Adverse Effect”). ISG is qualified or licensed to do business as a foreign corporation and is in good standing in each jurisdiction in which ownership of property or the conduct of its business requires such qualification or license, except where the failure to be so qualified or licensed will not have a ISG Material Adverse Effect. True and complete copies of the organizational and governing documents of ISG as presently in effect have been heretofore delivered to Health Benefits.

Section 3.2        Capitalization. The authorized and issued share capital of ISG is as set forth in Section 3.2 of the ISG Disclosure Schedule. The outstanding shares of ISG Capital Stock and the beneficial and record owners thereof, are as set forth in Section 3.2 of the ISG Disclosure Schedule. All such shares of the capital stock of ISG are duly authorized, validly issued, fully paid and non-assessable, issued in compliance with all applicable U.S. state and federal securities laws and free of any preemptive rights in respect thereto. There are no outstanding (a) securities convertible into or exchangeable for ISG Capital Stock, (b) options, warrants or other rights to purchase or subscribe for ISG Capital Stock or (c) contracts, commitments, agreements, understandings or arrangements of any kind relating to the issuance of any ISG Capital Stock, any such convertible or exchangeable securities or any such options, warrants or rights, pursuant to which, in any of the foregoing cases, ISG is subject or bound. There are no voting trusts, stockholders’ agreements or other similar instruments restricting or relating to the rights of the holders of shares of ISG Capital Stock to vote, transfer or receive dividends with respect to the shares of ISG Capital Stock. All outstanding shares of ISG Capital Stock held by Spinner are free and clear of all Encumbrances or restrictions on voting.

Section 3.3	ISG’s Subsidiaries. ISG has no subsidiaries.

Section 3.4        Authority Relative to this Agreement. ISG and Spinner have all requisite authority and power to execute and deliver this Agreement and to consummate the Contemplated Transactions. The execution and delivery of this Agreement and the consummation of the Contemplated Transactions have been duly and validly authorized by all required corporate or other action on the part of ISG and Spinner and no other corporate or other proceedings on the part of ISG or Spinner are necessary to authorize this Agreement or to consummate the Contemplated Transactions. This Agreement has been duly and validly executed and delivered by ISG and Spinner and, assuming this Agreement has been duly authorized, executed and delivered by Health Benefits and Merger Sub, this Agreement constitutes a valid and binding agreement of ISG and Spinner, enforceable against ISG and Spinner in accordance with its terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to or affecting creditors’ rights generally, including the effect of statutory and other laws regarding fraudulent conveyances and preferential transfers and subject to the limitations imposed by general equitable principles (regardless whether such enforceability is considered in a proceeding at law or in equity).

Section 3.5       Consents and Approvals; No Violations. Neither the execution and delivery of this Agreement by ISG and Spinner nor the consummation of the Contemplated Transactions by ISG and Spinner will (a) violate any provision of the organizational or governing documents of ISG, (b) require any consent, waiver, approval, exemption, registration, declaration, license, authorization or permit of, or filing with or notification to, any Federal, state, local or foreign government, executive official thereof, governmental or regulatory authority, agency or commission, including courts of competent jurisdiction, domestic or foreign (a “Governmental Entity”), except for such consents, waivers, approvals, exemptions, registrations, declarations, licenses, authorizations, permits, filings or notifications which are listed in Section 3.5 of the ISG Disclosure Schedule (the “ISG Consents”), or which, if not obtained or made, will not, in the aggregate, have an ISG Material Adverse Effect, (c) result in a violation or breach of, or constitute (with or without notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration or any obligation to repay) under, any of the terms, conditions or provisions of any indenture, mortgage, note, bond, encumbrance, license, government registration, contract, lease, franchise, permit, agreement or other instrument or obligation to which ISG or Spinner are a party or by which ISG or Spinner or any of their respective properties or assets may be bound, except such violations, breaches and defaults of ISG which, in the aggregate, will not have an ISG Material Adverse Effect or (d) violate any order, writ, judgment, injunction, decree, statute, ordinance, rule or regulation of any Governmental Entity applicable to ISG or Spinner or by which any of their respective properties or assets may be bound, except such violations of ISG which, in the aggregate, will not have an ISG Material Adverse Effect.

Section 3.6        Financial Statements. Health Benefits has previously been furnished with the audited balance sheets of ISG and the related audited profit and loss statements of ISG

(including any related notes) for the fiscal years ended December 31, 2004 and December 31, 2005 (the “ISG Financial Statements”). Each balance sheet included in the ISG Financial Statements, fairly presents the consolidated financial position of ISG as of its date, and the other related statements included in the ISG Financial Statements, fairly present the results of operations and changes in financial position of ISG for the periods presented therein, applied on a consistent basis during the periods involved, except as otherwise noted therein.

Section 3.7        No Undisclosed Liabilities. Except as and to the extent set forth in the ISG Financial Statements or in Section 3.7 of the ISG Disclosure Schedule, ISG has not incurred any liabilities (absolute, accrued, contingent or otherwise) other than those which were incurred in the ordinary course of business.

Section 3.8        Absence of Certain Changes. Except as set forth on the ISG Financial Statements and as set forth on Section 3.8 of the ISG Disclosure Schedule, ISG has not (a) suffered any change in its business, operations, condition (financial or otherwise) or prospects, (b) conducted business not in the ordinary and usual course consistent with past practice, (c) declared, set aside for payment or paid any dividend or other distribution (whether in cash, stock, property or any combination thereof) in respect of the ISG Capital Stock, or redeemed or otherwise acquired any shares of ISG Capital Stock, (d) incurred any indebtedness, or issued any debt securities or assumed, guaranteed or endorsed the obligations of any other Person, (e) Transferred or entered into a contract to Transfer any of its property or assets, other than this Agreement, (f) created any Encumbrance on any of its property or assets, (g) increased in any manner the rate or terms of compensation of any of its directors, officers or other employees, (h) paid or agreed to pay any pension, retirement allowance or other employee benefit not required by any existing Plan or other agreement or arrangement to any such director, officer or employee, whether past or present, (i) entered into or amended any employment, bonus, severance or retirement contract, (j) made or revoked any election relating to Taxes, (k) changed any methods of reporting income or deductions for federal income tax purposes, (l) made any capital expenditures, (m) suffered any damage, destruction or loss (whether or not covered by insurance) to any of its material assets or (n) had any key officer, consultant or employee resign or terminate employment.

Section 3.9        Compliance with Law. The business of ISG is not being conducted in violation of any applicable order, writ, judgment, injunction, decree, statute, ordinance, rule or regulation of any Governmental Entity. ISG is and at all times has been in compliance with federal and state criminal and civil laws, and the regulations promulgated pursuant to such laws.

Section 3.10	Material Contracts.

(a)          Section 3.10 of the ISG Disclosure Schedule sets forth a list of all agreements ISG would be required to file as material contracts under Item 601 of Regulation S-K, including contracts entered into by Spinner, were ISG subject to the Exchange Act and the disclosure requirements of Regulation S-K (the “Material Contracts”). ISG has heretofore delivered to Health Benefits true, correct and complete copies of all Material Contracts. ISG is not a party to nor bound by any severance or other agreement with any employee, consultant or contractor pursuant to which such Person would be entitled to receive any additional compensation or an accelerated payment of compensation as a result of the consummation of the Contemplated Transactions.

(b)          Each of the Material Contracts constitutes the valid and legally binding obligation of ISG or Spinner, as the case may be, enforceable in accordance with its terms, and is in full force and effect. ISG and Spinner do not have any knowledge of any termination or breach or anticipated termination or breach by the other parties to any Material Contract or commitment to which it is a party or to which any of its assets are subject.

(c)          No party to any such Material Contract has given notice to ISG or Spinner of, or made a claim against ISG or Spinner in respect of, any breach or default thereunder.

Section 3.11	No Default.

(a)          Nether ISG nor Spinner is in breach or default, and no event has occurred which with notice or lapse of time would constitute a breach or default by ISG or Spinner, or permit termination, modification or acceleration, under the Material Contracts and, to the knowledge of ISG or Spinner, no other party to any of the Material Contracts is as of the date of this Agreement in breach or default (and no event has occurred which with notice or the lapse of time or both would constitute a default or violation) under any of the Material Contracts.

(b)          ISG is not in default or violation (and no event has occurred which with notice or the lapse of time or both would constitute a default or violation) of any term, condition or provision of (i) its organizational or governing documents or (ii) any order, writ, judgment, injunction, decree, statute, ordinance, rule or regulation of any Governmental Entity applicable to ISG, except (for clause (ii) only) such defaults and violations which, in the aggregate, will not have an ISG Material Adverse Effect. ISG has all governmental permits, licenses and authorizations necessary for the conduct of its business as presently conducted (the “Permits”) and is in compliance with the terms of the Permits, except for such Permits the absence of which would not have an ISG Material Adverse Effect or any non-compliance which will not have an ISG Material Adverse Effect.

Section 3.12     Litigation. Except as set forth in Section 3.12 of the ISG Disclosure Schedule, as of the date of this Agreement, there is no action, suit or proceeding pending, or, to the knowledge of ISG and Spinner, action, suit or proceeding threatened, against ISG or any properties or rights of ISG, before any Governmental Entity which (a) involves a claim, (b) seeks injunctive relief or (c) questions the validity of this Agreement or any action to be taken in connection with the consummation of the Contemplated Transactions or could otherwise prevent or delay the consummation of the Contemplated Transactions. As of the date of this Agreement, ISG has not received notice that it is subject to any outstanding injunction, writ, judgment, order or decree of any Governmental Entity. There is no action, suit or proceeding or investigation pending or, to ISG’s or Spinner’s knowledge, threatened against any current or former officer, director, employee, consultant, contractor or agent of ISG (in his or her capacity as such) which gives rise or could reasonably be expected to give rise to a claim for contribution or indemnification against ISG.

Section 3.13	Taxes. Except as set forth in Section 3.13 of the ISG Disclosure Schedule,

(a)          ISG has, within the time and manner prescribed by law, (i) filed with the appropriate taxing authorities, or each such Tax Return was complete and accurate and (ii) paid in full all Taxes shown to be due and payable thereon. ISG has withheld and paid all taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee or independent contractor and all Forms W-2 and 1099 required with respect thereto have been properly completed and timely filed.

(b)          No deficiencies for any Taxes have been asserted in writing or, to the knowledge of ISG or Spinner, verbally proposed or assessed against ISG which remain unpaid, or which are not being contested in good faith by appropriate proceedings; and as of the dates of ISG Financial Statements, ISG has adequately reserved for all Taxes payable by ISG for which no Tax Return has yet been filed.

(c)          ISG has not (i) entered into a closing agreement or other similar agreement with a taxing authority relating to Taxes of ISG with respect to a taxable period for which the statute of limitations is still open, or (ii) granted any waiver of any statute of limitations with respect to, or any extension of a period for the assessment of, any income Tax, in either case, that is still outstanding. There are no Liens relating to Taxes upon the assets of ISG other than Liens relating to Taxes not yet due. ISG is not a party to nor is it bound by any Tax sharing agreement, Tax indemnity obligation or similar agreement in respect of Taxes.

(d)          ISG has been a validly electing “S corporation” within the meaning of Section 1361 and 1362 of the Code since inception and up to and including the Closing Date.

(e)          For purposes of this Agreement, (i) “Taxes” shall mean all national, federal, state, local or foreign and other taxes, assessments, duties and similar charges of any kind imposed by any taxing authority, including, without limitation, taxes or other charges on or with respect to income, franchises, windfall or other profits, gross receipts, property, sales, use, capital stock, payroll, employment, social security, workers’ compensation, unemployment compensation or net worth, and taxes or other charges in the nature of excise, withholding, ad valorem or value added, and including interest, penalties and additions thereto, and (ii) “Tax Return” shall mean any return, report, information return or other document (including any related or supporting information) with respect to Taxes.

Section 3.14      Title to Properties. ISG has good and valid title to, or a valid leasehold or contractual interest in, all of the assets and properties (real and personal) which they own and which are reflected on ISG Financial Statements (except for assets and properties sold, consumed or otherwise disposed of by it in the ordinary course of business), and such assets and properties are owned free and clear of all Encumbrances, except for Encumbrances which, in the aggregate, are not reasonably likely to impair the continued use of such asset or property. As of the date hereof, Section 3.14 of the ISG Disclosure Schedule contains a complete and correct list of all real property owned or leased by ISG, copies of which have been delivered or made available to Health Benefits, and a complete and correct list of each title insurance policy insuring title to any of such real properties. All rents and mortgages due for such real properties have been paid.

Section 3.15	Patents, Trademarks, Etc.
(a)	For purposes of this Agreement, “Intellectual Property” means:

(i)           all issued patents, reissued or reexamined patents, revivals of patents, utility models, certificates of invention, registrations of patents and extensions thereof, regardless of country or formal name (collectively, “Issued Patents”);

(ii)          all published or unpublished nonprovisional and provisional patent applications, reexamination proceedings, invention disclosures and records of invention (collectively “Patent Applications” and, with the Issued Patents, the “Patents”);

(iii)         all copyrights and copyrightable works, including all rights of authorship, use, publication, reproduction, distribution, performance transformation, moral rights and rights of ownership of copyrightable works, and all rights to register and obtain renewals and extensions of registrations (collectively, “Copyrights”);

(iv)         common law trademarks, registered trademarks, applications for registration of trademarks, common law service marks, registered service marks, applications for registration of service marks, trade names, registered trade names and applications for registrations of trade names and trade dress (collectively, “Trademarks”);

(v)          all technology, ideas, inventions, designs, proprietary information, manufacturing and operating specifications, know-how, formulae, trade secrets, technical data, computer programs, hardware, software and processes related to the business of ISG as such business is currently conducted and as its business is proposed to be conducted;

(vi)	all domain names registered by ISG; and

(vii)       all other intangible intellectual property assets, properties and rights (whether or not appropriate steps have been taken to protect, under applicable law, such other intangible assets, properties or rights).

(b)          ISG owns and has good and marketable title to, or possesses legally enforceable rights to use, all Intellectual Property used or currently proposed to be used in the business of ISG as currently conducted or as proposed to be conducted (the “ISG Intellectual Property”), free and clear of all Encumbrances. The ISG Intellectual Property, as listed on Section 3.15(b) of the ISG Disclosure Schedule constitutes all of the Intellectual Property necessary to enable ISG to conduct its business as such business is currently being conducted and as its business is proposed to be conducted. No current or former officer, director, stockholder, employee, consultant or independent contractor has asserted any right, claim or interest in or with respect to any ISG Intellectual Property, and ISG and Spinner are not aware of a basis for any such claim. There is no unauthorized use, disclosure or misappropriation of any ISG Intellectual Property by any employee or, to ISG’s knowledge, former employee of ISG or, to ISG’s or Spinner’s knowledge, by any other third party. There are no royalties, fees or other payments payable by ISG to any third Person under any written or oral contract or understanding by reason of the ownership, use, sale or disposition of ISG Intellectual Property.

(c)          With respect to each item of ISG Intellectual Property incorporated into any product of ISG or otherwise used in the business of ISG, Section 3.15(c) of the ISG Disclosure Schedule lists: (i) all Patents and Patent Applications, Trademarks and Copyrights, including the jurisdiction in which each such Intellectual Property has been issued or registered or in which any such application for such issuance and registration has been filed; and (ii) (A) any exclusive licenses of Intellectual Property to or from ISG, (B) agreements pursuant to which amounts are payable under firm commitments to ISG, (C) joint development agreements, (D) any agreement by which ISG grants any ownership right to any ISG Intellectual Property owned by ISG, (E) any judicial, administrative, regulatory or other governmental order relating to ISG Intellectual Property, (F) any option relating to any ISG Intellectual Property and (G) agreements pursuant to which any party is granted any rights to access source code or to use source code, including without limitation any rights to create derivative works of ISG products.

(d)          Section 3.15(d) of the ISG Disclosure Schedule contains an accurate list as of the date of this Agreement of all licenses, sublicenses and other agreements to which ISG is a party and pursuant to which ISG is authorized to use any Intellectual Property owned by any third party (“Third Party Intellectual Property”). All Third Party Intellectual Property, including copies of software, used by employees or consultants of ISG have been fully licensed by ISG and such licenses have been fully paid for.

(e)          To the knowledge of ISG or Spinner, there is no unauthorized use, disclosure, infringement or misappropriation of any ISG Intellectual Property, including any Third Party Intellectual Property by any third party, including any employee or former employee of ISG. Other than in respect of agreements with ISG’s officers and directors, ISG has not entered into any agreement to indemnify any other Person against any charge of infringement of any Intellectual Property, other than indemnification provisions contained in standard sales or agreements to end users arising in the ordinary course of business. There are no royalties, fees or other payments payable by ISG to any Person by reason of the ownership, use, sale or disposition of Intellectual Property.

(f)           ISG is not in breach of any license, sublicense or other agreement relating to the ISG Intellectual Property or Third Party Intellectual Property rights. Neither the execution, delivery or performance of this Agreement or any ancillary agreement contemplated hereby nor the consummation of the transactions contemplated by this Agreement will contravene, conflict with or result in an infringement on the ISG Intellectual Property, including any Third Party Intellectual Property.

(g)          All Patents, registered Trademarks, registered service marks and registered Copyrights held by ISG are valid and subsisting. All maintenance and annual fees have been fully paid and all fees paid during prosecution and after issuance of any patent comprising or relating to such item have been paid in the correct entity status amounts. ISG is not infringing, misappropriating or making unlawful use of, or received any notice or other communication (in writing or otherwise) of any actual, alleged, possible or potential infringement, misappropriation or unlawful use of any proprietary asset owned or used by any third party. There is no proceeding pending or, to ISG’s or Spinner’s knowledge, threatened nor has any claim or demand been made, which challenges the legality, validity, enforceability or ownership of any item of the ISG Intellectual Property or Third Party Intellectual Property or alleges a claim of infringement of any Patents, Trademarks, service marks, Copyrights or violation of any trade secret or other proprietary right of any third party. ISG has not brought a proceeding alleging infringement of ISG Intellectual Property or breach of any license or agreement involving Intellectual Property against any third party.

(h)          All current and former officers and employees of ISG have executed and delivered to ISG an agreement (containing no exceptions or exclusions from the scope of its coverage) regarding the protection of proprietary information and the assignment to ISG of any Intellectual Property arising from services performed for ISG by such Persons. All current and former consultants and independent contractors to ISG involved in the development, modification, marketing and servicing of ISG’s products, and/or the ISG Intellectual Property have executed and delivered to ISG an agreement (containing no exceptions or exclusions from the scope of its coverage) regarding the protection of proprietary information and the assignment to ISG of any Intellectual Property arising from services performed for ISG by such Persons. To ISG’s and Spinner’s knowledge, no employee or independent contractor of ISG is in violation of any term of any patent disclosure agreement or employment contract or any other contract or agreement relating to the relationship of any such employee or independent contractor with ISG.

(i)           ISG has taken all commercially reasonable and customary measures and precautions necessary to protect and maintain the confidentiality of all the ISG Intellectual Property (except such ISG Intellectual Property whose value would be unimpaired by public disclosure) and otherwise to maintain and protect the full value of all Intellectual Property it owns or uses. All Intellectual Property not otherwise protected by Patents or Copyrights owned by ISG used by or disclosed to a third party has been pursuant to the terms of a written agreement between ISG and such third party.

(j)           No product liability claims have been communicated in writing to or, to ISG’s and Spinner’s knowledge, threatened against ISG.

(k)          A complete list of ISG’s proprietary software (“ISG Software”), together with a brief description of each, is set forth in Schedule 3.15(k) of the ISG Disclosure Schedule. The ISG Software conforms in all material respects with any specification, documentation, performance standard, representation or statement provided with respect thereto by or on behalf of ISG.

(l)           ISG is not subject to any proceeding or outstanding decree, order, judgment, or stipulation restricting in any manner the use, transfer, or licensing thereof by ISG, or which may affect the validity, use or enforceability of such ISG Intellectual Property. ISG is not subject to any agreement that restricts the use, transfer, or licensing by ISG of the ISG Intellectual Property.

Section 3.16      Insurance. ISG maintains policies of fire and casualty, liability and other forms of insurance, including but not limited to directors and officers liability insurance, in such amounts, with such deductibles and against such risks and losses, and with such reputable insurers, as are currently customary for businesses of a type and size, and with assets and properties, comparable to those of the business of ISG as currently conducted. Set forth on Section 3.16 of the ISG Disclosure Schedule is a description of each such policy, setting forth the issuers, amounts, deductibles and coverages of each. All such policies of ISG are in full force and effect and all premiums due and payable thereon have been paid in full, and no notice of cancellation or termination has been received with respect to any such policy that has not been replaced on substantially similar terms prior to the date of such cancellation. As of the date of this Agreement, there are no pending claims or, to the knowledge of ISG or Spinner, threatened claims under the policies.

Section 3.17	Environmental Matters.

(a)          ISG has obtained all licenses, permits, authorizations, approvals and consents from Governmental Entities which are required under any applicable Environmental Law and necessary for it to carry on its business or operations as now conducted (“Environmental Permits”). Each of such Environmental Permits is in full force and effect, and ISG is in compliance with the terms and conditions of all such Environmental Permits and with all applicable Environmental Laws.

(b)          There are no Environmental Claims pending or, to the knowledge of ISG or Spinner, threatened against ISG, or, to the knowledge of ISG or Spinner, any Person whose liability for any such Environmental Claim ISG has or may have retained or assumed either contractually or by operation of law for which reserves have not been established in accordance with GAAP.

(c)          There are no past or present actions, activities, circumstances, conditions, events or incidents, including, without limitation, the release, threatened release or presence of any Hazardous Material, that would form the basis of any Environmental Claim against ISG, or for which ISG is liable.

(d)          For purposes of this Section 3.17, the following terms shall have the following meanings:

(i)           “Environmental Claim” means any claim, action, lawsuit or proceeding by any Governmental Entity or Person which seeks to impose liability (including, without limitation, liability for investigatory costs, cleanup costs, governmental response costs, natural resources, damages, property damages, personal injuries or penalties) arising out of, based on or resulting from (A) the presence or release or threatened release, of any Hazardous Materials at any location, whether or not owned or operated by ISG, or (B) circumstances which would give rise to any violation, or alleged violation, of any Environmental Law.

(ii)          “Environmental Laws” means all foreign, federal, state and local laws and regulations of any Governmental Entity relating to (A) the generation, treatment, storage, disposal, use, handling, manufacturing, transportation or shipment of Hazardous Materials, or (B) the environment or to emissions, discharges, releases or threatened releases of Hazardous Materials into the environment.

(iii)         “Hazardous Materials” means (A) any petroleum or petroleum products, radioactive materials or friable asbestos; (B) any chemicals or other materials or substances which are now defined as or included in the definition of “hazardous substances,” “hazardous wastes,” “hazardous materials,” “extremely hazardous wastes,” “restricted hazardous wastes,” “toxic substances,” or “toxic pollutants” under any Environmental Law; and (C) pesticides.

Section 3.18    Employee and Labor Matters. ISG is not a party to any collective bargaining or other labor union contract applicable to persons employed by it, no collective bargaining agreement is being negotiated by ISG, and ISG and Spinner do not know of any activities or proceedings of any labor union to organize any of its employees. As of the date hereof, (i) ISG is in compliance with all applicable laws relating to employment and employment practices, wages, hours, occupational safety, health standards, severance payments, equal opportunity, payment of social security, national insurance and other Taxes, and terms and conditions of employment, (ii) there are no charges with respect to or relating to ISG pending, or to the knowledge of ISG and Spinner, threatened before any Governmental Entity responsible for the prevention of unlawful, unfair labor or discriminatory employment practices, and (iii) there is no labor dispute, strike or work stoppage against ISG, pending or, to the knowledge of ISG and Spinner, threatened which may interfere with the business activities of ISG. To the knowledge of ISG and Spinner, all sums due for employee compensation and benefits, including pension and severance benefits, and all vacation time owing to any employees of ISG have been duly and adequately accrued on the accounting records of ISG.

Section 3.19	Employee Plans.

(a)          Section 3.19 of the ISG Disclosure Schedule sets forth a true, correct and complete list of:

(i)           all “employee benefit plans,” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), with respect to which ISG has any obligation or liability, contingent or otherwise (the “Benefit Plans”);

(ii)          all current employees, consultants and independent contractors of ISG; and

(iii)         all employment, consulting, termination, profit sharing, severance, change of control, individual compensation or indemnification agreements, and all bonus or other incentive compensation, deferred compensation, salary continuation, disability, severance, stock award, stock option, stock purchase, educational assistance, legal assistance, club membership, employee discount, employee loan, credit union or vacation agreements, policies or arrangements under which ISG has any obligation or liability (contingent or otherwise) in respect of any current or former officer, director, employee, consultant or contractor of ISG (the “Employee Arrangements”).

(b)          In respect of each Benefit Plan and Employee Arrangement, a complete and correct copy of each of the following documents (if applicable) has been made available to Health Benefits: (i) the most recent plan and related trust documents, and all amendments thereto; (ii) the most recent summary plan description, and all related summaries of modifications thereto; (iii) the most recent Form 5500 (including, schedules and attachments); (iv) the most recent Internal Revenue Service (“IRS”) determination, opinion or notification letter; (v) each of the stock option grant agreements used to make grants under the ISG Option

Plan, and all amendments thereto; (vi) each written employment, consulting or individual severance or other compensation agreement, and all amendments thereto; and (vii) the most recent actuarial reports (including for purposes of Financial Accounting Standards Board report nos. 87, 106 and 112).

(c)          None of Benefit Plans or Employee Arrangements is subject to Title IV of ERISA, constitutes a defined benefit retirement plan or is a multiemployer plan described in Section 3(37) of ERISA, and ISG has no obligation or liability (contingent or otherwise) in respect of any such plans. ISG is not a member of a group of trades or businesses under common control or treated as a single employer pursuant to Section 414 of the Code.

(d)          The Benefit Plans and their related trusts intended to qualify under Sections 401 and 501(a) of the Code, respectively, have either received a favorable determination, opinion or notification letter from the IRS with respect to each such Benefit Plan as to its qualified status under the Code, or has remaining a period of time under applicable U.S. Treasury regulations or IRS pronouncements in which to apply for such a letter and make any amendments necessary to obtain a favorable determination as to the qualified status of each such Benefit Plan. Any voluntary employee benefit association that provides benefits to current or former employees of ISG, or their beneficiaries, is and has been qualified under Section 501(c)(9) of the Code.

(e)          All contributions or other payments required to have been made by ISG to or under any Benefit Plan or Employee Arrangement by applicable Law or the terms of such Benefit Plan or Employee Arrangement (or any agreement relating thereto) have been timely and properly made.

(f)           The Benefit Plans and Employee Arrangements have been maintained and administered in accordance with their terms and applicable Laws. In particular, no individual who has performed services for ISG has been improperly excluded from participation in any Benefit Plan or Employee Arrangement.

(g)          There are no pending or, to ISG’s or Spinner’s knowledge, threatened actions, claims, or proceedings against or relating to any Benefit Plan or Employee Arrangement (other than routine benefit claims by persons entitled to benefits thereunder), and, to the knowledge of ISG or Spinner, there are no facts or circumstances that could form the basis for any of the foregoing.

(h)          ISG does not have any obligation or liability (contingent or otherwise) to provide post-retirement life insurance or health benefits coverage for current or former officers, directors, employees, consultants or contractors of ISG except (i) as may be required under Part 6 of Title I of ERISA, (ii) a medical expense reimbursement account plan pursuant to Section 125 of the Code, or (iii) through the last day of the calendar month in which the participant terminates employment with ISG.

(i)           None of the assets of any Benefit Plan is stock of ISG or any of its affiliates, or property leased to or jointly owned by ISG or any of its affiliates.

(j)           Neither the execution and delivery of this Agreement nor the consummation of the Contemplated Transactions will (i) result in any payment becoming due to any employee, consultant or contractor (current, former, or retired) of ISG, (ii) increase any benefits under any Benefit Plan or Employee Arrangement or (iii) result in the acceleration of the time of payment of, vesting of, or other rights in respect of any such benefits (except as which may be required by the partial or full termination of any Benefit Plan intended to be qualified under Section 401 of the Code).

(k)          ISG has delivered to Health Benefits a true and correct list of the following (if applicable) for each current employee, consultant and contractor of ISG: base salary, any bonus obligations, immigration status, hire date, time-off balance, an indication of the existence of a signed assignment of invention agreement for each employee and including effective date and term for the contract, pay rate, termination provisions and indication of a signed assignment of invention agreement for each consultant and contractor.

(l)           To the knowledge of ISG and Spinner, all employees of ISG who are not U.S. citizens but who are assigned to the U.S. operations of ISG or otherwise travel, from time to time, to the United States on behalf of ISG, possess all applicable passports, visas and other authorizations required by the Laws of the United States and have otherwise complied with all applicable immigration and similar Laws of the United States.

Section 3.20     Brokers and Finders. Neither Spinner nor ISG or any of their respective Representatives have employed any broker or finder or incurred any liability for any investment banking fees, brokerage fees, commissions or finders’ fees in connection with the Contemplated Transactions. ISG and Spinner agree to indemnify and hold Health Benefits, Merger Sub and the Surviving Corporation, including their officers, directors, agents or representatives, harmless from and against any and all claims, liabilities or obligations with respect to any other fees, commissions or expenses asserted by any Person on the basis of any act or statement alleged to have been made by ISG, Spinner or their Representatives.

Section 3.21     Additional Representations. Spinner acknowledges (i) that the Merger Securities have not been registered under the Securities Act nor qualified under any United States securities laws, (ii) that the Merger Securities being offered and sold in the Merger is being done so pursuant to an exemption from the Securities Act, and (iii) that Health Benefits will rely upon Spinner’s representations in this Section 3.21 in order to qualify for such exemption. Accordingly, Spinner hereby represents and warrants as follows:

(a)          Offering Exemption. Spinner understands that the Merger Securities have not been registered under the Securities Act, nor qualified under any state securities laws, and that they are being offered and sold pursuant to an exemption from such registration and qualification based in part upon their representations contained herein. Spinner is an “accredited investor” as defined under Rule 501 promulgated under the Securities Act.

(b)          Knowledge of Offerees. Spinner has participated in, or has had made available to him the conclusions of, ISG’s business, financial and legal due diligence in respect of Health Benefits and Merger Sub, which due diligence has been conducted in a manner customary for arm’s length merger transactions between sophisticated business parties.

(c)          Knowledge and Experience; Ability to Bear Economic Risks. Spinner has such knowledge and experience in financial and business matters that he is capable of evaluating the merits and risks of the investment contemplated by this Agreement; and he is able to bear the economic risk of this investment in Health Benefits (including a complete loss of this investment).

(d)          Limitations on Disposition. Spinner understands that he must bear the economic risk of this investment indefinitely unless the Merger Securities are registered pursuant to the Securities Act or an exemption from such registration is available, and unless the disposition of such Merger Securities is qualified under applicable state securities laws or an exemption from such qualification is available, and that Health Benefits has no obligation or present intention of so registering the Merger Securities. Health Benefits hereby consents to the transfer of 250,000 shares of the Merger Securities by Spinner to Glenn Spinner, along with the applicable registration rights.

(e)          Investment Purpose. Spinner is acquiring the Merger Securities solely for Spinner’s own account for investment and not with a view toward the resale, Transfer, or distribution thereof, nor with any present intention of distributing the Merger Securities. No other Person has any right with respect to or interest in the Merger Securities, nor has Spinner agreed to give any Person any such interest or right in the future.

Section 3.22      Shareholder Vote Required. The affirmative vote of Spinner (the holder of all of the votes represented by the outstanding shares of the ISG Capital Stock) is the only vote of the holders of ISG Capital Stock necessary to approve and adopt the Merger, this Agreement and the Contemplated Transactions.

Section 3.23	Absence of Questionable Payments; Subsidies.

(a)          Neither ISG nor, to the knowledge of ISG or Spinner, any director, officer, agent, employee, consultant, contractor or other Person acting on behalf of ISG, has (i) used any corporate or other funds for unlawful contributions, payments, gifts or expenditures, including payments to employees of customers, (ii) made any unlawful expenditures relating to political activity to government officials or others or (iii) established or maintained any unlawful or unrecorded funds in violation of the Foreign Corrupt Practices Act of 1977, as amended, or any other domestic or foreign law. Neither ISG nor, to the knowledge of ISG or Spinner, any director, officer, agent, employee, consultant, contractor or other Person acting on behalf of ISG, has accepted or received any unlawful contributions, payments, gifts or expenditures.

(b)          No grants, subsidies or similar arrangements exist directly or indirectly between or among ISG or Spinner, on the one hand, and any domestic or foreign Governmental Entity or any other Person, on the other hand. Neither ISG nor Spinner have requested, sought, applied for or entered into any grant, subsidy or similar arrangement directly or indirectly from or with any domestic or foreign Governmental Entity or any other Person.

Section 3.24     Minute Books; Stock Record Books. True and correct copies of ISG’s minute books and stock record books have been made available to Health Benefits. The minute books of ISG contain true and complete originals or copies of all minutes of meetings of and actions by the stockholders, Board of Directors and all committees of the Board of Directors of ISG, and accurately reflect all corporate actions of ISG which are required by law to be passed upon by the Board of Directors or stockholders of ISG.

Section 3.25      Bank Accounts; Powers of Attorney. Section 3.25 of the ISG’s Disclosure Schedule sets forth a complete and correct list showing: (a) all banks in which ISG maintains a bank account or safe deposit box (collectively, “Bank Accounts”), together with, as to each such Bank Account, the account number, the names of all signatories thereof and the authorized powers of each such signatory and, with respect to each such safe deposit box, if any, the number thereof and the names of all Persons having access thereto; and (b) the names of all Persons holding powers of attorney from ISG, true and correct copies of which have been made available or delivered to Health Benefits.

Section 3.26     Disputes with Customers. There are no pending or, to the best of ISG’s and Spinner’s knowledge and belief, threatened disputes between ISG and any of its vendors, suppliers, customers or other parties that in any way relate to the operation of the business of ISG.

Section 3.27     Accounts Receivable. All accounts receivable of ISG have arisen from bona fide transactions by ISG in the ordinary course of business and are, to the best of ISG’s and Spinner’s knowledge and belief, deemed collectible by ISG in the ordinary course of business. There are no defenses, claims of disabilities, offsets, refusals to pay or other rights of offset against any such accounts receivable. Any allowances that ISG has established specifically for doubtful accounts have been established on a basis consistent with ISG’s prior practice, credit experience and GAAP, consistently applied. ISG has delivered to Health Benefits a complete and accurate aging list of all of their accounts receivables as of the date hereof.

Section 3.28     Certain Transactions. Except as set forth on Section 3.28 of the ISG Disclosure Schedule, none of the stockholders, officers, directors or employees of ISG, nor any member of any such Person’s or stockholder’s family is presently a party to any transaction with ISG relating to the business of ISG, including without limitation, any contract, agreement or other arrangement (i) providing for the furnishing of services by, (ii) providing for the rental of real or personal property from, or (iii) otherwise requiring payments to (other than for services as officers, directors or employees of ISG), any such Person or any corporation, partnership, trust or other entity in which any such Person has a substantial interest as a stockholder, officer, director, trustee or partner.

Section 3.29      Reliance. The foregoing representations and warranties are made by ISG and Spinner, with the knowledge and expectation that Health Benefits and Merger Sub are relying upon them.

Section 3.30      Disclosure. To the knowledge of ISG and Spinner, all factual information (taken as a whole) heretofore or contemporaneously furnished by or on behalf of ISG or Spinner to Health Benefits, Merger Sub or their Representatives for purposes of or in connection with this Agreement or the Contemplated Transactions has been true and accurate in all material respects on the date as of which such information is dated and not incomplete by omitting to state any material fact necessary to make such information not misleading at such time in light of the circumstances under which such information was provided.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF HOLDINGS

AND MERGER SUB

Except as set forth in Merger Sub’s disclosure schedule provided herewith (the “Merger Sub Disclosure Schedule”) or in Health Benefits’ disclosure schedule provided herewith (the “Health Benefits Disclosure Schedule”), Merger Sub and Health Benefits, as the case may be, hereby represent and warrant to ISG and Spinner as follows:

Section 4.1         Corporate Organization; Etc. Each of Health Benefits and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. True and complete copies of the organizational and governing documents of Health Benefits and Merger Sub as presently in effect have been heretofore made available to ISG.

Section 4.2        Capitalization. The authorized and issued share capital of Health Benefits and Merger Sub is as set forth in Section 4.2 of the Health Benefits Disclosure Schedule and the Merger Sub Disclosure Schedule, respectively. All of the outstanding shares of Health Benefits Capital Stock and Merger Sub Capital Stock are duly authorized, validly issued, fully paid and non-assessable and free of any preemptive rights in respect thereto.

Section 4.3        Authority Relative to this Agreement. Health Benefits and Merger Sub have all requisite corporate authority and power to execute and deliver this Agreement and to consummate the Contemplated Transactions. The execution and delivery of this Agreement and the consummation of the Contemplated Transactions have been duly and validly authorized by all required corporate action on the part of Health Benefits and Merger Sub and no other corporate proceedings on the part of Health Benefits and Merger Sub are necessary to authorize this Agreement or to consummate the Contemplated Transactions. This Agreement has been duly and validly executed and delivered by Health Benefits and Merger Sub and, assuming this Agreement has been duly authorized, executed and delivered by each of the other parties hereto, this Agreement constitutes a valid and binding agreement of Health Benefits and Merger Sub, enforceable against them in accordance with its terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to or affecting creditors’ rights generally, including the effect of statutory and other laws regarding fraudulent conveyances and preferential transfers and subject to the limitations imposed by general equitable principles (regardless whether such enforceability is considered in a proceeding at law or in equity).

Section 4.4       Consents and Approvals; No Violations. Neither the execution and delivery of this Agreement by Health Benefits or Merger Sub nor the consummation of the Contemplated Transactions by Health Benefits or Merger Sub will (a) violate any provision of their certificates of incorporation or by-laws, (b) require any consent, waiver, approval, exemption, registration, declaration, license, authorization or permit of, or filing with or notification to, any Governmental Entity, except for such consents, waivers, approvals, exemptions, registrations, declarations, licenses, authorizations, permits, filings or notifications which are listed in Section 4.4 of the Health Benefits Disclosure Schedule and the Merger Sub Disclosure Schedule (the “Health Benefits Consents”), or which, if not obtained or made, will not, in the aggregate, either (i) have a material adverse effect on the business, operations, assets, financial condition or results of operations of Health Benefits and Merger Sub, taken as a whole, or (ii) impair, hinder or adversely affect the ability of Health Benefits or Merger Sub to perform any of their obligations under this Agreement or to consummate the Contemplated Transactions (either of such effects, a “Health Benefits Material Adverse Effect”), (c) result in a violation or breach of, or constitute (with or without notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration or any obligation to repay) under, any of the terms, conditions or provisions of any indenture, mortgage, note, bond, encumbrance, license, government registration, contract, lease, franchise, permit, agreement or other instrument or obligation to which Health Benefits or Merger Sub is a party, except such violations, breaches and defaults which, in the aggregate, will not have a Health Benefits Material Adverse Effect or (d) violate any order, writ, judgment, injunction, decree, statute, ordinance, rule or regulation of any Governmental Entity applicable to Health Benefits or Merger Sub, except such violations which, in the aggregate, will not have a Health Benefits Material Adverse Effect.

Section 4.5       Brokers and Finders. Neither Health Benefits nor Merger Sub has employed any investment banker, broker or finder or incurred any liability for any investment banking fees, brokerage fees, commissions or finders’ fees in connection with the Contemplated Transactions.

Section 4.6       Reliance. The foregoing representations and warranties are made by Health Benefits and Merger Sub with the knowledge and expectation that ISG is relying upon them. ISG acknowledges that neither Health Benefits, Merger Sub nor any of their Representatives has made any representations or warranties, express or implied, except for those expressly set forth in this Agreement.

ARTICLE V

COVENANTS

Section 5.1        Consents and Approvals. Each of the parties hereto shall have (i) obtained all consents, waivers, approvals, exemptions, licenses and authorizations required in connection with the consummation of the Contemplated Transactions under any Federal, state, local or foreign law or regulation, (ii) lifted or rescinded any injunction or restraining order or other order adversely affecting the ability of the parties hereto to consummate the Contemplated Transactions and (iii) effected all necessary registrations and filings. The parties hereto further covenant and agree, with respect to any threatened or pending preliminary or permanent injunction or other order, decree or ruling or statute, rule, regulation or executive order that would adversely affect the ability of the parties hereto to consummate the Contemplated Transactions, to prevent the entry, enactment or promulgation thereof, as the case may be.

Section 5.2	Filings.

(a)          Concurrently with the execution of this Agreement, each of the parties hereto shall prepare and make or cause to be made any required filings, submissions and notifications under the laws of any domestic or foreign jurisdiction to the extent that such filings are necessary to consummate the Contemplated Transactions and will use its commercially reasonable efforts to take all other actions necessary to consummate the Contemplated Transactions in a manner consistent with applicable law.

(b)          Spinner shall file the final tax returns for ISG on a timely basis and pay any Taxes due with respect thereto.

Section 5.3       Employment Agreement for Spinner. HBDC II, Inc. and Spinner shall execute an Employment Agreement in the form attached hereto as Exhibit A.

Section 5.4        Transfer of Contracts. ISG and Spinner agree to take all actions necessary to transfer and/or assign all contracts, agreements, contract rights, license agreements, franchise rights and agreements, purchase and sales orders, quotations and executory commitments, instruments, third party guaranties, indemnifications, arrangements and understandings, whether oral or written, to which ISG or Spinner is a party (the “Contracts”), to Health Benefits or its designee, effective upon Closing.

Section 5.5        Further Assurances. Upon the terms and subject to the conditions herein provided, each of the parties hereto agrees to use its commercially reasonable efforts to take or cause to be taken all action, to do or cause to be done, and to assist and cooperate with the other parties hereto in doing, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective, in the most expeditious manner practicable, the Contemplated Transactions, including, but not limited to, (i) the satisfaction of the conditions precedent to the obligations of any of the parties hereto; (ii) the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the performance of the obligations hereunder; and (iii) the execution and delivery of such instruments, and the taking of such other actions as the other parties hereto may reasonably require in order to carry out the intent of this Agreement.

ARTICLE VI

ADDITIONAL AGREEMENTS

Section 6.1        Public Announcements. Each of Health Benefits and ISG will consult with one another before issuing any press release or otherwise making any public statements in respect of the Contemplated Transactions, including the Merger, and shall not issue any such press release or make any such public statement without the prior written consent of the other party, except as may be required by applicable Law, in the opinion of counsel, in which case a copy of such release shall be sent to the other party prior to such release.

Section 6.2	Indemnification.
(a)	Indemnification by Spinner.

(i)           Spinner shall defend, indemnify and hold Health Benefits, Merger Sub and the Surviving Corporation, for their own accounts and that of their Representatives (collectively, the “Health Benefits Indemnified Parties”), harmless from and against and in respect of any and all actual losses, liabilities, damages, judgments, settlements and expenses, including reasonable attorneys’ fees, incurred directly by Health Benefits, Merger Sub, the

Surviving Corporation and their respective Affiliates which arise out of (A) any failure of any of the representations or warranties made by ISG or Spinner to be true and correct at the Closing, (B) any failure to comply with an undertaking or covenant made by ISG or Spinner, (C) any act, omission or conduct of Spinner, ISG, or their respective Representatives, prior to the Closing, whether asserted or claimed prior to, or at or after, the Closing, (D) any Taxes incurred by ISG or Spinner prior to the Closing or by virtue of the Contemplated Transactions, or (E) any claim brought by Glen Spinner. Health Benefits, Merger Sub or the Surviving Corporation, as the case may be, shall give Spinner prompt written notice of any third party claim which may give rise to any indemnity obligation under this Section 6.2(a) and Spinner shall have the right to assume the defense of any such claim through counsel of his own choosing, by so notifying such indemnified party within 30 days of receipt of such indemnified party’s written notice; provided, however, that Spinner’s counsel shall be reasonably satisfactory to such indemnified party. Failure to give prompt notice shall not affect the indemnification obligations hereunder in the absence of actual prejudice. If the indemnified party desires to participate in any such defense assumed by Spinner, it may do so at its sole cost and expense. If Spinner declines to assume any such defense, he shall be liable for all reasonable costs and expenses of defending such claim incurred by the indemnified party, including reasonable fees and disbursements of counsel. Neither party shall, without the prior written consent of the other party, which shall not be unreasonably withheld, settle, compromise or offer to settle or compromise any such claim or demand on a basis which would result in the imposition of a consent order, injunction or decree which would restrict the future activity or conduct of the other party or any Affiliate thereof or if such settlement or compromise does not include an unconditional release of the other party for any liability arising out of such claim or demand or any related claim or demand.

(ii)          The foregoing obligation of Spinner to indemnify Health Benefits, Merger Sub, the Surviving Corporation and their Representatives set forth in this Section 6.2(a) shall survive the consummation of the Merger until the second anniversary of the Closing Date; provided, however, that rights to indemnification due to (A) breaches of Sections 3.1 (Organization), 3.2 (Capitalization), 3.3 (Subsidiaries), 3.4 (Authority), 3.5 (Consents) and 3.21 (Additional Representations), shall survive until the end of time and (B) breaches of Sections 3.13 (Taxes), 3.17 (Environmental), 5.2(b) (Tax Filings) and the indemnity for Taxes described in Section 6.2(a)(i)(D), shall survive until the expiration of the applicable statute of limitations; and provided, further, that claims first asserted in writing within such periods shall not thereafter be barred.

(b)	Indemnification by Health Benefits.

(i)           Health Benefits shall defend, indemnify and hold Spinner, for his own account and that of the Representatives of ISG and Spinner (collectively, the “ISG Indemnified Parties”) harmless from and against and in respect of any and all actual losses, liabilities, damages, judgments, settlements and expenses, including reasonable attorney fees, incurred directly by the ISG Indemnified Parties arising out of (A) any failure of any of the representations and warranties made by Health Benefits or Merger Sub to be true and correct at the Closing, (B) any failure to comply with an undertaking or covenant made by Health Benefits or Merger Sub, or (C) any act, omission or conduct of Health Benefits or Merger Sub or their Representatives, prior to the Closing, whether asserted or claimed prior to, or at or after, the Closing, except for acts, omissions or conduct specifically assumed under this Agreement.

Spinner shall give Health Benefits prompt written notice of any third party claim which may give rise to any indemnity obligation under this Section 6.2(b) and Health Benefits shall have the right to assume the defense of any such claim through counsel of its own choosing, by so notifying Spinner within 30 days of receipt of the written notice; provided, however, that such counsel shall be reasonably satisfactory to Spinner. Failure to give prompt notice shall not affect the indemnification obligations hereunder in the absence of actual prejudice. If Spinner desires to participate in any such defense assumed by Health Benefits, Spinner may do so at his own individual sole cost and expense. If Health Benefits declines to assume any such defense, it shall be liable for all costs and expenses of defending such claim incurred by Spinner, including reasonable fees and disbursements of counsel. Neither party shall, without the prior written consent of the other party, which shall not be unreasonably withheld, settle, compromise or offer to settle or compromise any such claim or demand on a basis which would result in the imposition of a consent order, injunction or decree which would restrict the future activity or conduct of the other party or any Affiliate thereof or if such settlement or compromise does not include an unconditional release of the other party for any liability arising out of such claim or demand.

(ii)          The foregoing obligation of Health Benefits to indemnify Spinner set forth in this Section 6.2(b) shall survive the consummation of the Merger until the second anniversary of the Closing Date; provided, however, that rights to indemnification due to breaches of Sections 4.1 (Organization), 4.2 (Capitalization), 4.3 (Subsidiaries) and 4.4 (Authority), shall survive until the end of time; and provided, further, that claims first asserted in writing within such periods shall not thereafter be barred.

Section 6.3        Notification of Certain Matters. ISG shall give prompt notice to Health Benefits and Merger Sub, and Health Benefits and Merger Sub shall give prompt notice to ISG, of (a) any failure of ISG, Health Benefits or Merger Sub, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder, (b) any notice or other communication from any third party alleging that the consent of such third party is or may be required in connection with the Contemplated Transactions, or (c) any facts or circumstances that could reasonably be expected to result in a Health Benefits Material Adverse Effect or an ISG Material Adverse Effect; provided, however, that the delivery of any notice pursuant to this Section 6.3 shall not cure such breach or non-compliance or limit or otherwise affect the rights, obligations or remedies available hereunder to the party receiving such notice.

Section 6.4        Asserted Objections. If any objections are asserted with respect to the Contemplated Transactions or if any suit is instituted by any Governmental Entity or any private party challenging any of the Contemplated Transactions as violative of any regulatory Law, each of Health Benefits, Merger Sub, ISG and Spinner shall use his or its commercially reasonable efforts to resolve any such objections or challenge as such Governmental Entity or private party may have to such transactions under such regulatory Law so as to stay the consummation of the Contemplated Transactions.

Section 6.5        Reorganization. It is the intention of Health Benefits and ISG that the Merger will qualify as a reorganization described in Section 368(a) of the Code (and any comparable provisions of applicable state law). Neither Health Benefits nor ISG will take or omit to take any action (whether before, on or after the Closing Date) that would cause the Merger not to be so treated. The parties will characterize the Merger as such a reorganization for purposes of all Tax Returns and other filings.

ARTICLE VII

CLOSING

Section 7.1       Conditions to Each Party’s Obligations to Effect the Merger. The respective obligations of each party to consummate the Contemplated Transactions are subject to the fulfillment at or prior to the Effective Time of each of the following conditions, any or all of which may be waived in writing in whole or in part by the party being benefited thereby, to the extent permitted by applicable Law:

(a)          Health Benefits, Merger Sub, ISG and Spinner shall have timely obtained from each Governmental Entity all approvals, waivers and consents, if any, necessary for consummation of or in connection with the Contemplated Transactions, except for such authorizations, consents or approvals, the failure of which to have been made or obtained does not and could not reasonably be expected to have, individually or in the aggregate, an ISG Material Adverse Effect or a Health Benefits Material Adverse Effect.

(b)          There shall not be in effect any Law of any Governmental Entity of competent jurisdiction restraining, enjoining or otherwise preventing consummation of the Contemplated Transactions and no Governmental Entity shall have instituted or threatened to institute any proceeding which continues to be pending seeking any such Law.

(c)          The employment/consulting agreement between the Surviving Corporation and Ivan Spinner, in the form attached hereto as Exhibit A, shall be in full force and effect.

Section 7.2        Conditions to the Obligations of Health Benefits and Merger Sub. The obligations of Health Benefits and Merger Sub to consummate the Contemplated Transactions are subject to the fulfillment at or prior to the Effective Time of each of the following additional conditions, any or all of which may be waived in writing in whole or part by Health Benefits or Merger Sub to the extent permitted by applicable Law:

(a)          ISG and Spinner shall have performed or complied in all material respects with all agreements, covenants and conditions contained herein required to be performed or complied with by them prior to or at the time of the Closing.

(b)	All the ISG Consents shall have been obtained.

(c)          Health Benefits and Merger Sub shall have received an opinion of Richard S. Lehman, counsel to ISG, dated the Closing Date, in the form attached hereto as Exhibit B.

(d)          Health Benefits shall have received a complete and absolute release of ISG by Glen Spinner in a form satisfactory to Health Benefits.

(e)          All Contracts shall be properly transferred and/or assigned to Health Benefits or its designee, to the satisfaction of Health Benefits.

Section 7.3       Conditions to the Obligations of ISG and Spinner. The respective obligations of ISG and Spinner to consummate the Contemplated Transactions are subject to the fulfillment at or prior to the Effective Time of each of the following conditions, any or all of which may be waived in writing in whole or in part by ISG or Spinner to the extent permitted by applicable Law:

(a)          Health Benefits and Merger Sub shall have performed or complied in all material respects with all agreements, covenants and conditions contained herein required to be performed or complied with by them prior to or at the time of the Closing.

(b)	All of the Health Benefits Consents shall have been obtained.

ARTICLE VIII

MISCELLANEOUS

Section 8.1	Entire Agreement; Assignment.

(a)          This Agreement (including the exhibits hereto, the Health Benefits Disclosure Schedule, the Merger Sub Disclosure Schedule and the ISG Disclosure Schedule) constitutes the entire agreement among the parties hereto in respect of the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, between the parties in respect of the subject matter hereof.

(b)          Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by operation of Law (including, by merger or consolidation) or otherwise, other than to the Surviving Corporation. Any assignment in violation of the preceding sentence shall be void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and permitted assigns.

Section 8.2        Notices. All notices, requests, demands, instructions or other documents or communications to be given under this Agreement shall be in writing and shall be deemed given, (a) five business days following sending by registered or certified mail, postage prepaid, (b) when sent if sent by facsimile; provided, however, that the facsimile is promptly confirmed by telephone confirmation thereof by the intended recipient, (c) when delivered, if delivered personally to the intended recipient, and (d) one business day following sending by overnight delivery via a national courier service, and in each case, addressed to a party at the following address for such party:

if to Health Benefits, Merger Sub or the Surviving Corporation:	Health Benefits Direct Corporation 2200 S.W. 10th Street Deerfield Beach, Florida 33442 Attention: Scott Frohman, CEO Facsimile: (954) 691-4010

with copies to:	Olshan Grundman Frome Rosenzweig & Wolosky LLP Park Avenue Tower 65 East 55th Street New York, New York 10022 Attention: Harvey Kesner, Esq. Facsimile: (212) 451-2222

if to ISG or Spinner, to:	4800 N. Federal Highway Suite 108D Boca Raton, Florida 33431 Attention: Ivan Spinner Facsimile: (561) 362-3757

with a copy to:	Richard S. Lehman P.A. 2600 N. Military Trail, Suite 270 Boca Raton, FL 33431 Attention: Richard S. Lehman, Esq. Facsimile: (561) 998-9557

Section 8.3       Governing Law; Consent to Jurisdiction. This Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware, without giving effect to the choice of law principles thereof to the extent that the application of the laws of another jurisdiction would be required thereby. Each of the parties hereto irrevocably and unconditionally consents to submit to the exclusive jurisdiction of the courts of the State of Delaware and of the United States of America located in the State of Delaware (the “Delaware Courts”) in any action or proceeding arising out of or relating to this Agreement, any other agreement executed in connection with this Agreement or the Contemplated Transactions, unless such other agreement contains a separate jurisdictional requirement (and agrees not to commence any litigation relating thereto except in such courts), waives any objection to the laying of venue of any such litigation in the Delaware Courts and agrees not to plead or claim in any Delaware Court that such litigation brought therein has been brought in an inconvenient forum. Final judgment in any suit, action or proceeding brought in any such court shall be conclusive and binding upon each party duly served with process therein and may be enforced in the courts of the jurisdiction of which either party or any of their property is subject, by a suit upon such judgment. EACH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT IT MAY LEGALLY AND EFFECTIVELY DO SO, TRIAL BY JURY IN ANY SUIT, ACTION OR PROCEEDING ARISING HEREUNDER.

Section 8.4       Expenses. Except as contemplated by this Agreement, all costs and expenses incurred in connection with this Agreement and the consummation of the Contemplated Transactions shall be paid by the party incurring such expenses. To the extent an action or proceeding arising out of or relating to this Agreement is brought by one of the parties hereto, and a final non-appealable judgment is entered, the prevailing party shall be entitled to reimbursement of its legal fees in connection with such action or proceeding from the non-prevailing party.

Section 8.5       Descriptive Headings. The descriptive headings herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

Section 8.6        Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto and its successors and permitted assigns, and, except as provided in Section 6.2, nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement.

Section 8.7        Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application thereof to any person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

Section 8.8        Specific Performance. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any Delaware Court, this being in addition to any other remedy to which they are entitled at Law or in equity.

Section 8.9        Counterparts. This Agreement may be executed in multiple counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

Section 8.10     Further Assurances. Each party to this Agreement agrees (a) to furnish upon request to the other party such further information, (b) to execute and deliver to the other party such other documents and (c) to do such other acts and things as the other party reasonably requests for the purpose of carrying out the intent of this Agreement and the documents and instruments referred to herein.

Section 8.11	Interpretation.

(a)          The words “hereof,” “herein,” “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement, and article, section, paragraph, exhibit, and schedule references are to the certificate, sections, paragraphs, exhibits, and schedules of this Agreement unless otherwise specified. Whenever the words “include,” “includes,” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”

All terms defined in this Agreement shall have the defined meanings contained herein when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such terms. Any agreement, instrument, or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument, or statute as from time to time, amended, qualified or supplemented, including (in the case of agreements and instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and all attachments thereto and instruments incorporated therein. References to a person are also to its permitted successors and assigns.

(b)          The phrases “the date of this Agreement,” “the date hereof,” and terms of similar import, unless the context otherwise requires, shall be deemed to refer to the date set forth in the opening paragraph of this Agreement.

(c)          The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

Section 8.12	Amendment and Modification; Waiver.

(a)          This Agreement may be amended, modified and supplemented in any and all respects by written agreement of the parties hereto, by action taken by their respective boards of directors, at any time prior to the Effective Time with respect to any of the terms contained herein.

(b)          At any time prior to the Effective Time, any party hereto may (i) waive any inaccuracy in the representations and warranties of the other parties contained herein or in any document, certificate or writing delivered by the other parties pursuant hereto and (ii) subject to applicable law, waive compliance with any agreement or condition to its obligations; provided that any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby.

Section 8.13	Definitions. As used herein,

“Affiliate” has the meaning given to it in Rule 12b-2 of Regulation 12B under the Exchange Act.

“Agreement” shall have the meaning set forth in the preamble hereof.

“Bank Accounts” shall have the meaning set forth in Section 3.25 hereof.

“Benefit Plans” shall have the meaning set forth in Section 3.19(a)(i) hereof.

“Cash Consideration” shall have the meaning set forth in Section 2.1(a) hereof.

“Certificate of Merger” shall have the meaning set forth in Section 1.2 hereof.

“Closing” shall have the meaning set forth in Section 1.3 hereof.

“Closing Date” shall have the meaning set forth in Section 1.3 hereof.

“Closing Date Working Capital” shall have the meaning set forth in Section 2.2(a) hereof.

“Closing Date Working Capital Statement” shall have the meaning set forth in Section 2.2(a) hereof.

“Code” shall have the meaning set forth in the recitals hereto.

“Contemplated Transactions” means the transactions contemplated by this Agreement and the exhibits hereto, including, without limitation, the Merger.

“Contracts” shall have the meaning set forth in Section 5.4 hereof.

“DGCL” shall have the meaning set forth in the recitals hereof.

“Effective Time” shall have the meaning set forth in Section 1.2 hereof.

“Employee Arrangements” shall have the meaning set forth in Section 3.19(a)(iii) hereof.

“Encumbrances” means any Lien, encumbrance, security interest, charge, surety, mortgage, option, pledge or restriction on Transfer of any nature whatsoever other than liens for Taxes not yet due or payable.

“Environment Permits” shall have the meaning set forth in Section 3.17(a) hereof.

“Environmental Claim” shall have the meaning set forth in Section 3.17(d) hereof.

“Environmental Laws” shall have the meaning set forth in Section 3.17(d) hereof.

“Equity Consideration” shall have the meaning set forth in Section 2.1(a) hereof.

“ERISA” shall have the meaning set forth in Section 3.19(a)(i) hereof.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“FBCA” shall have the meaning set forth in the recitals hereof.

“Final Working Capital Amount” shall have the meaning set forth in Section 2.2(c) hereof.

“GAAP” means United States generally accepted accounting principles as in effect on the date or for the period with respect to which such principles are applied.

“Governmental Entity” shall have the meaning set forth in Section 3.5 hereof.

“Hazardous Materials” shall have the meaning set forth in Section 3.17(d) hereof.

“Health Benefits” shall have the meaning set forth in the preamble hereof.

“Health Benefits Capital Stock” means the authorized capital stock of Health Benefits, including Health Benefits Common Stock.

“Health Benefits Common Stock” means the common stock, par value $.001 per share, of Health Benefits.

“Health Benefits Consents” shall have the meaning set forth in Section 4.4 hereof.

“Health Benefits Disclosure Schedule” shall have the meaning set forth in the preamble to Article IV hereof.

“Health Benefits Indemnified Parties” shall have the meaning set forth in Section 6.2(a)(i) hereof.

“Health Benefits Material Adverse Effect” shall have the meaning set forth in Section 4.4 hereof.

“Intellectual Property” shall have the meaning set forth in Section 3.15(a) hereof.

“IRS” shall have the meaning set forth in Section 3.19(b) hereof.

“ISG” shall have the meaning set forth in the preamble hereof.

“ISG Capital Stock” means the authorized capital stock of ISG, including ISG Common Stock.

“ISG Common Stock” shall have the meaning set forth in the recitals hereto.

“ISG Consents” shall have the meaning set forth in Section 3.5 hereof.

“ISG Disclosure Schedule” shall have the meaning set forth in the preamble to Article III hereof.

“ISG Financial Statements” shall have the meaning set forth in Section 3.6 hereof.

“ISG Indemnified Parties” shall have the meaning set forth in Section 6.2(b)(i) hereof.

“ISG Intellectual Property” shall have the meaning set forth in Section 3.15(b) hereof.

“ISG Material Adverse Effect” shall have the meaning set forth in Section 3.1 hereof.

“Laws” means any order, writ, injunction, decree, judgment, permit, license, ordinance, law, statute, rule or regulation.

“Lien” means, in respect of any asset (including any security) any mortgage, lien, pledge, charge, security interest, or encumbrance of any kind in respect of such asset.

“Material Contracts” shall have the meaning set forth in Section 3.10(a) hereof.

“Merger” shall have the meaning set forth in the recitals hereto.

“Merger Consideration” shall have the meaning set forth in Section 2.1(a) hereof.

“Merger Securities” means the Health Benefits Common Stock issued as the Equity Consideration.

“Merger Sub” shall have the meaning set forth in the preamble hereto.

“Merger Sub Capital Stock” means the authorized capital stock of Merger Sub.

“Merger Sub Disclosure Schedule” shall have the meaning set forth in the preamble to Article IV hereof.

“Objection” shall have the meaning set forth in Section 2.2(b) hereof.

“Permits” shall have the meaning set forth in Section 3.11(b) hereof.

“Person” means an individual, corporation, limited liability company, partnership, association, trust, unincorporated organization, other entity or group (as defined in the Exchange Act).

“Representative” means, with respect to any Person, each of such Person’s Affiliates, directors, officers, employees, partners, members, representatives and agents, and each of the heirs, executors and assigns of any of the foregoing.

“Review Period” shall have the meaning set forth in Section 2.2(b) hereof.

“Securities Act” means the Securities Act of 1933, as amended.

“Spinner” shall have the meaning set forth in the preamble hereof.

“Surviving Corporation” shall have the meaning set forth in Section 1.1 hereof.

“Tax Return” shall have the meaning set forth in Section 3.13(e) hereof.

“Taxes” shall have the meaning set forth in Section 3.13(e) hereof.

“Third Party Intellectual Property” shall have the meaning set forth in Section 3.15(d) hereof.

“Transfer” means any sale, assignment, pledge, hypothecation, or other disposition or Encumbrances.

“WC Arbiter” shall have the meaning set forth in Section 2.2(b) hereof.

“Working Capital” means current assets less current liabilities.

“Working Capital Threshold” shall have the meaning set forth in Section 2.2(a) hereof.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, each of the parties has caused this Agreement to be duly executed on its behalf as of the date first above written.

HEALTH BENEFITS DIRECT CORPORATION,

a Delaware corporation

By:  /s/ Scott Frohman

Name: Scott Frohman

Title: CEO

ISG MERGER ACQUISITION CORP.,

a Delaware Corporation

By:  /s/ Scott Frohman

Name: Scott Frohman

Title: President

INSURANCE SPECIALIST GROUP INC.,

a Florida Corporation

By:  /s/ Ivan Spinner

Name: Ivan Spinner

Title: President

/s/ Ivan Spinner

IVAN SPINNER